Exhibit 99.5

Investor Contacts:
Theresa A. Nibi – (617) 720-4033
Bill Menzel – (212) 789-8134

Smith & Wollensky Announces Consummation of the Merger

New York, August 30, 2007 – The Smith & Wollensky Restaurant Group, Inc. (formerly Nasdaq: SWRG) today announced the consummation of the merger pursuant to the amended and restated agreement and plan of merger (the “merger agreement”), dated as of May 6, 2007, by and among Project Grill, LLC, (“Grill”), SWRG Acquisition Sub, Inc., a wholly owned subsidiary of Grill (“Merger Sub”), and the Company.  Under the terms of the merger agreement, Merger Sub merged with and into the Company, with the Company surviving (the “merger”), and the Company continuing as a wholly owned subsidiary of Grill.

At the effective time of the merger, each share of the Company’s common stock, par value $0.01 per share (“Common Stock”) issued and outstanding immediately prior to the effective time of the merger was canceled and converted into the right to receive $11.00 in cash without interest less any required withholding tax.  The Common Stock ceased to trade on the NASDAQ Global Market at the close of market on August 28, 2007 and will be delisted.

Grill and Alan N. Stillman, the Company’s former Chairman and Chief Executive Officer, entered into an agreement dated February 26, 2007, as amended, (the “Stillman Agreement”). Pursuant to the Stillman Agreement, immediately after the closing of the merger, Mr. Stillman and his designee, Fourth Wall Restaurants, LLC (the “Stillman Group”) acquired certain assets from the Company consisting of real property owned by the Company in New Orleans, the leases relating to two New York City restaurants (Quality Meats and Park Avenue (Summer, Autumn, Winter, Spring), the management agreements relating to three New York City restaurants (Smith & Wollensky, Maloney & Porcelli and The Post House), the lease of the Company’s headquarters in New York and all assets relating to the foregoing.

American Stock Transfer & Trust Company has been appointed as payment agent and will mail a letter of transmittal and instructions to all of the Company’s stockholders of record. The letter of transmittal and instructions will contain information on how to surrender Common Stock in exchange for the merger consideration, without interest and less any applicable withholding taxes. Stockholders of record should be in receipt of the letter of transmittal before surrendering their shares.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977.

About Fourth Wall Restaurants, LLC
Fourth Wall Restaurants, LLC is a New York limited liability company controlled by Alan N. Stillman and Michael Stillman that operates high-end restaurants in New York City. Fourth Wall Restaurants, LLC acquired certain assets from the Company, including leases to Quality Meats and Park Avenue (Summer, Autumn, Winter, Spring) and the management agreements relating to Smith & Wollensky in New York City, Maloney & Porcelli and The Post House.

About Project Grill, LLC
Grill is a Delaware limited liability company and is beneficially owned and controlled by Fortunato N. Valenti and Joachim Splichal, and the private equity funds Bunker Hill Capital, L.P. and its affiliate Bunker Hill Capital (QP), L.P.

About Bunker Hill Capital
Bunker Hill Capital is a private equity firm that makes investments in lower middle market companies with enterprise values up to $150 million. The principals of Bunker Hill Capital have invested over $400 million in 28 transactions and target opportunities across four industry sectors, including industrial products, business services, consumer products and specialty retail. Bunker Hill Capital’s other portfolio company investments include California Family Fitness, the leading owner and operator of fitness centers in the greater Sacramento, CA area; Papa Gino’s/D’Angelo, a leading quick-service restaurant operator in New England; and Specialty Coating Systems, the world’s leading supplier of high-performance Parylene conformal coating solutions for the medical, electronic and automotive markets.